Exhibit 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration statement (Form S-8) pertaining to the 1997 Equity Incentive Plan, the 2004 Stock Incentive Plan and the 2004 Employee Stock Purchase Plan of Dynavax Technologies Corporation of our report dated February 28, 2003, except for Note 13, as to which the date is February 3, 2004, with respect to the consolidated financial statements of Dynavax Technologies Corporation included in its prospectus dated February 19, 2004 which is included as part of the Registration Statement (Form S-1 No. 333-109965), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

February 27, 2004
Palo Alto, California